Exhibit 99.1

Contact:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons Leather To Appeal Nasdaq Delisting Determination
MINNEAPOLIS — June 9, 2008 — Wilsons The Leather Experts Inc. (Nasdaq: WLSN) announced today that the Company received a Nasdaq Staff Determination on June 3, 2008, indicating that the Company’s securities are subject to delisting from The Nasdaq Global Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) to review the Staff Determination.
Previously, Nasdaq advised the Company that it failed to comply with the minimum $10.0 million stockholders’ equity requirement for continued listing on the The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3). The Company subsequently responded to Nasdaq on April 30, 2008, outlining a plan for regaining compliance and requesting an additional period of time to execute its plan before facing possible delisting from The Nasdaq Global Market. The June 3rd Nasdaq letter reported the Nasdaq Staff’s determination that the Company’s plan did not demonstrate a definitive plan to achieve near term compliance or sustain compliance over an extended period.
Furthermore, as previously announced on February 21, 2008, the Staff notified the Company on February 15, 2008 that the closing bid price of its common stock had been below $1.00 for 30 consecutive trading days, and accordingly, that the Company did not comply with Marketplace Rule 4450(a)(5). In addition, as previously announced on May 7, 2008, the Staff notified the Company on May 1, 2008 that the minimum market value of publicly held common shares of its common stock had been below $5.0 million for 30 consecutive trading days, and accordingly, that the Company did not comply with Marketplace Rule 4450(a)(2).
The Company cannot provide any assurance that the Panel will decide to allow the Company to remain listed or that the Company’s actions will prevent the delisting of its common stock from The Nasdaq Global Market. The Company’s common stock will remain listed on the The Nasdaq Global Market until the Panel makes a formal decision following the appeal hearing.
About Wilsons Leather
Wilsons Leather is a leading specialty retailer of leather outerwear, accessories and apparel in the United States.
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7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
763.391.4906 fax
wilsonsleather.com